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                                                                          2/2/98

Perot Systems Corporation      CONFIDENTIAL        Policy Assessment Corporation

                         PROJECT TASKS AND DELIVERABLES


The project phases are designed as self-contained tasks whose completion verifies that step of the project.

1. Phase I:
* Determine the real-time optimization opportunities in California. The focus will primarily be on electricity trading, but gas trading will be included if appropriate. Trading strategy will be developed for both physical and non-physical assets. Real- time efforts (moves) can include extended periods strategies.
* Use existing software tools and convert the moves to operationally reflect the detailed California PX/ISO specifications and protocols. Select the subset of moves that corresponds to the way Enron would like to do business.
2. Phase II: incorporate the data streams that will be available from the California PX/ISO and other market participants as soon as they are known and verify that the system performs well under the expected and unexpected operational conditions of the California PX/ISO.
3. Phase III: fine tune the model parameters as soon as actual California PX/ISO data support such adjustments. Further, provide support to Enron staff during system start- up , and thereafter as needed, to ensure maximum profitability from the system.
4. Phase IV: repeat tasks listed in Phases I-RI for WSCC or other locales (These tasks could be started in parallel with the PX/ISO tasks.)

For all phases, great effort would be made to keep Enron staff fully cognizant of the model's technology and operation.

PSC/PAC do not claim to have expertise in all aspects of electricity trading. The intent of this proposal is to complement Enron's existing electricity trading team with a real-time market-responsive software system and PSC/PAC consulting to significantly enhance the overall value for Enron. The focus is on formalizing the processes to limit the impacts of constraints and to leverage the opportunities available within the rules of a transitional marketplace.
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                                  Phase I Tasks

                                       Tasks
1.) Review PX and ISO protocols and business opportunities: This task involves a detailed review of PX and ISO business and operational protocols and particularly the interactions between these two entities. The main goal is to become well versed with the ongoing changes in PX and ISO business and operational protocols, and to become aware of which strategies are available to competitiors in the California market.

Deliverable: The strategies will be documented.

2.)Implement the reduced scale PX/ISO operational model (CPXISO): This task implements a reduced scale model that would closely approximate the operation of California's PX and ISO systems. This task starts with existing full scale models available to PSC and PAC. Included in this model will be the PX's energy auction model, the ISO Congestion Management model, and the interaction between these models. The full 6000 bus ISO linear programming model will be simulated using a much smaller set of buses and nodes (approximately 100 buses). This ISO model, even though it will be much smaller, will be much faster and will effectively simulate the results of the actual ISO simulation and dispatch. Data interfaces between PX, ISO, and the deregulation model (CIGMOD) will also be developed. Data models for external systems will also be developed in this task.

Deliverable: A working version of the CPXISO system.

3.) Incorporate strategies into system: Based on Task 1, the full spectrum of strategies will be developed for each of the participants in the market. This task will emphasize getting the "levers" into the model to allow for the development of ever more sophisticated strategies. The full range of strategies will be linked to the HYPERSENS subsystem and thereby allow the exhaustive testing and selection of strategy portfolios under uncertain future conditions.

Deliverable: Working HYPERSENS subsystem with implemented strategy levers.

4.) Adapt PAC's short-term load forecast (SLF) model to work for California's energy market: This task involves integrating and fine tuning the SLF model for California competitors and developing interfaces with the PX/ISO operational model. The system will forecast hourly demands for all players in and out of California. The SLF model produces hourly load forecasts for the next 7 days based on the historical loads, the historical weather, and the weather forecast. It re- estimates the relevant coefficients on a daily or hourly basis by live links to the weather service and existing conditions.

Deliverable: Existing system with SLF integration.

5.) Develop interfaces between CIGMOD and CPXISO: The system interface includes system-control, Enron data-entry, and Enron bidding strategy output. The interface between the model and the operators will automate the input of hourly data, will produce timely reports and charts which effectively communicate the relevant information, and will facilitate the operator's decision making process.

Deliverable: Existing System site tested interface.
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6.) Add Enron Proprietary Data: Any proprietary data that Enron would like included can be added at this time. From this point forward, the databases of the model cannot be removed from Enron offices without written permission.

7.) Calibrate CIGMOD/CPXISO model to California and Enron behavior: Data for each company and plant in the region will be incorporated into the model. This data will be available for use in determining bidding and market-placement strategies (prices and quantities) and will be used to determine the operating income of Enron and each of its competitors. The data will include capacities, heat rates, fuel prices, variable and fixed O&M, and embedded capital costs. The CIGMOD model will be calibrated to competitor and Enron data. The calibration process will test the model and will estimate critical operating and financial parameters.

Deliverable: Existing model with tested simulation of all relevant companies.

8.) Test model with Enron staff and update algorithms/interface: This task will test the operation on the model to insure that the simulation of the ISO, PX, and company financials are accurate and that the interface is informative and easy to use. Strategies will be tested to insure that they are simulated correctly and that the results are reasonable. The algorithms and interface will be revised and enhanced as necessary.

Deliverable: Staff training and system with enhanced interface

9.) Test model and strategies against realistic conditions: The system will be used to test the basic strategies to determine the realistic impact of these strategies. The growing list of strategies will be tested in several sets of simulations. These simulations will test human strategy against human strategy and human strategy against machine strategy to determine the effectiveness of the strategies and to develop alternative strategies. As good strategies are developed, counter strategies will be developed, incorporated and tested for their robustness. The creativity of the human players will be very important in developing new strategies. After a new strategy is developed it will be automated and utilized by computer players.

Deliverable: Fully functional system except for real-time PX/ISO analysis.

CIGMOD and associated software: Deliverable: At the beginning of the project, the CIGMOD system will be implemented on the Enron computer system for this project.
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                                  Phase II Tasks

                                       Tasks

Integration of California's market data into CIGMOD/CPXISO model: This task will determine the availability of the data from the PX and the ISO. The assessment will include the timing of the data, the company and node detail of the data, and the form and source of the data. Any expected or possible problems or inconsistencies of the data will be noted and solutions proposed. Interfaces to allow the rapid inclusion of changing protocols/conditions will be included. Implement Al/statistical code into CIGMOD/CPXISO model:. The data stream will be analyzed to determine its use in the forecasting of competitor actions, spot market prices, and other system values. As data allow, the system will be modified to automatically analyze the data using accepted statistical and artificial intelligence methods.

Interface to real-time systems: . A real-time data retrieval system will be developed to bring in the data from the PX, the ISO, and other relevant data sources. Because Perot intimately knows the system, this task will provide Enron with the best understanding of the data available.

Develop portfolio rules: Portfolio rules for real-time and over-all strategies will be developed by testing each strategy under a variety of market conditions and competitor strategies. Portfolios as used here are defined as the time-dependent packages of bids and demands/supply that maximize Enron goals. Initial testing and training of Enron staff: This task will test the operation of the system by creating a synthetic hour-by-hour data stream. Enron staff will conduct the test after being trained on the use of the system. The results of the test will be used to revise and enhance the system.

Market dry runs: The proposed strategies and portfolio rules will be tested in real-time to determine realistic use of strategies and the operation of the system. Multiple sample data streams will be developed to test all aspects of the system. The decision making process of the competitors will be split between human players and computerized decision rules. This test will be used to further enhance the strategies and counter strategies for Enron in the California market.
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                                Phase III Tasks

                                      Tasks

Monitor early use and fine tuning of market strategies and addition of new Al based strategies: During the first days of the deregulation, large amounts of new information will become available. This information will be used to immediately improve the performance of the system. The task will determine and update any simulation sub-systems needing tuning or enhancement. This task will also test and refime the fail-safe algorithm for bidding under unlikely conditions where the system warns users of an ambiguous situation.

Develop benchmark saving protocols and models: To determine the efficacy of the system, it needs to be benchmarked against "reference" conditions. This task will provide a secondary simulation that has the market acting according to assumed economic considerations such as marginal costs pricing or the existing trends in the market. A continuous accounting record of wins and losses will be maintained in the system.

Ongoing support Enron staff: The PX/ISO protocols and rules will probably change regularly in the early period of deregulation. Further, new commission rulings must be expected. This task provides Enron staff assistance in updating the systems and its data bases to reflect new conditions. Further, it provides assistance in strategy development when the new rules change the nature of the market operation.